Exhibit 21

Belair Capital Fund LLC Subsidiaries (as of December 31, 2007)

Name	Jurisdiction of Incorporation

Bel Holdings LLC	Delaware

Belair Real Estate Corporation	Delaware

Belair Subsidiary LLC	Delaware

Bel Scudders 3 LLC	Delaware

Elkhorn Property Trust	Maryland